Exhibit 12.3

Hunton & Williams LLP
1445 Ross Avenue
Suite 3700
Dallas, TEXAS 75202

Tel 214 • 468 • 3300
Fax 214 • 468 • 3599

www.hunton.com

May 31, 2017

Patriot Federal Bank

211 Erie Blvd

Canajoharie, New York 13317

Re:	Federal Income Tax Opinion Issued to Patriot Federal Bank in Connection with the Merger of Patriot Federal Bank into a Subsidiary of Kinderhook Bank Corp.

Ladies and Gentlemen:

We have acted as special counsel to Patriot Federal Bank, a federal savings bank (“PFDB”), in connection with the proposed merger (the “Merger”) of PFDB with and into The National Union Bank of Kinderhook, a national banking association (“NUBK”), a wholly owned subsidiary of Kinderhook Bank Corp., a New York corporation (“KBC”), with NUBK as the surviving entity, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 14, 2017, by and among PFDB, NUBK and KBC (the “Merger Agreement”). Pursuant to the requirements of Section 9.3.5 of the Merger Agreement, you have asked us to render certain opinions with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions.

A.         Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.          the Merger Agreement;

2.          the Proxy Statement and Offering Circular of PFDB with respect to the Merger, to be filed with the Securities and Exchange Commission, and as subsequently amended;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON KNOXVILLE LONDON

LOS ANGELES McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SINGAPORE WASHINGTON

www.hunton.com

May 31, 2017

3.          the Certificates of PFDB and KBC, delivered to us on or about May 31, 2017, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.          such other documents as we have deemed necessary or appropriate for purposes of this opinion.

B.         Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.         Assumptions

In connection with the opinions rendered below, we have assumed that:

1.          all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.          the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.          the Merger will be reported by PFDB and KBC on their respective income tax returns in a manner consistent with the opinions set forth below; and

4.          the Certificates are true and accurate in all material respects as of the Effective Time of the Merger.

D.         Opinions

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of

May 31, 2017

the date hereof and as of the date of the Effective Time of the Merger and subject to the limitations set forth herein, it is our opinion that:

1.   the Merger will qualify as a reorganization within the meaning of Section 368 of the Code; and

2.   the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” are correct in all material respects and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to the United States shareholders of PFDB.

E.         Limitations

1.          Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the United States Internal Revenue Service (the “Internal Revenue Service”), all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.          The opinions expressed herein represent counsel’s best legal judgment and is not binding upon the Internal Revenue Service or the courts and is dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material

May 31, 2017

way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by either PFDB or KBC) could adversely affect the opinions stated herein.

3.          No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.          This opinion letter is issued to PFDB solely for the benefit of PFDB and its shareholders in connection with the Merger. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Hunton & Williams LLP under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

HUNTON & WILLIAMS LLP

10915/15440